Exhibit 99.2

Amendment to the

IRIDIZE LTD. 2018 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the Iridize Ltd. 2018 Equity Incentive Plan (the “Plan”), is effective as of October 22, 2018 (the “Effective Date”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Plan.

W I T N E S S E T H:

WHEREAS, Iridize Ltd. (the “Company”) maintains the Plan;

WHEREAS, under Section 13(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, OC Acquisition Israel Ltd. is entering into a Share Purchase Agreement (“Purchase Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 5.14 of the Purchase Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, conditioned upon the Closing of the Transactions (as each term is defined in the Purchase Agreement) and effective as of the Effective Date, the Plan is hereby amended as follows:

1.Any references in the Plan or in any Option Agreement issued thereunder to the term “Company” or to Iridize Ltd. shall refer to Oracle Corporation; (b) any references in the Plan or in any Option Agreement to the term “Shares” shall refer to common stock of Oracle Corporation, par value $0.01 per share; and (c) any references in the Plan or in any Option Agreement issued thereunder to the Administrator, the Board of Directors or the Committee shall refer to the Committee designated by the Board of Directors of Oracle Corporation in accordance with the terms of the Oracle Amended and Restated 2000 Long-Term Equity Incentive Plan, as amended (the “General Plan”), which Committee shall have the same administration authorities with respect to the Plan as set forth in the General Plan and such authorities are hereby incorporated into the Plan by reference.

2.Notwithstanding anything to the contrary in the Plan, including Section 8 thereof, the Options may also be exercised in one of the forms of payment set forth in Section 6(h) of the General Plan.

3.The Plan and any Option Agreement issued thereunder shall be governed by the laws of the State of Delaware.

4.Section 5(a) of the Plan is deleted and replaced in its entirety with the following:

(a)Options may be granted to Service Providers. Approved 102 Options shall only be granted to Employees or Directors of the Company that are not controlling shareholders as such term is defined in section 32(9) of the Ordinance (a "Controlling Shareholder").

5.Section 9(f) shall be added to the Plan as follows:

(f)Approved 102 Options and any Shares issued in connection with such Approved 102 Options shall be held by the Trustee for the benefit of the Optionee, in accordance with the provisions of Section 102 in the "capital gain tax route" at least until the end of the holding period required under Section 102 (the "Holding Period'). Any grant and any exercise of an Option or sale or transfer of a Share shall be notified to the Trustee. The validity of any order given to the Trustee by an Optionee shall be subject to approval of such order by the Company. The Company does not undertake to approve orders given by any Optionee to the Trustee within any period of time. Subject to the provisions of this Plan, the Approved 102 Options and any Shares issued in connection with such Approved 102 Options shall be issued in the name of the Trustee or controlled by the Trustee, as approved by the tax authorities, and shall not be released from the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Optionee have been paid or will be paid. Subject to the provisions of Section 102, an Optionee shall not Transfer or release from the control of the Trustee any Approved 102 Option or any Share issued in connection with such Approved 102 Options, until the lapse of the Holding Period. Notwithstanding the above, if any such release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Optionee. As long as the Approved 102 Options and any Shares issued in connection with such Approved 102 Options are held by the Trustee for the benefit of the Optionee, all rights of the Optionee over the Approved 102 Options and Shares cannot be Transferred other than by will or laws of descent and distribution. Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102. Should the Approved 102 Options or any Shares issued in connection with such Approved 102 Options be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the legal heirs or transferees by law of the deceased Optionee. Approved 102 Options that do not comply with the requirements of Section 102 shall be considered Unapproved 102 Options or 3(i) Options.

6.Sections 11(b)-(d) of the Plan are deleted and replaced with the following:

(b)Treatment of Options.  In the event of a Merger/Sale, each outstanding Option, as determined by the Board or Committee in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Merger/Sale, (iv) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof), and which preserves the spread existing on the unvested Optioned Shares at the time of the Merger/Sale (the excess of the Fair Market Value of those shares over the aggregate exercise price for such shares) and, subject to Section 11(d) below, provides for subsequent payout of the cash payment (including the spread) in accordance with the same vesting schedule applicable to the unvested Optioned Shares, but only if such replacement cash program would not violate Applicable Laws, or (v) any combination of the foregoing.  Determinations by the Board or Committee under this Section need not be uniform among Optionees.  In the event of a Merger/Sale, the Board or Committee may determine that any outstanding Option that is partially vested and partially unvested at the effective time of the Merger/Sale shall be treated as two separate Options, consisting of a vested Option, to the extent such Option is vested, and an unvested Option, to the extent such Option is unvested.

(c)Other Actions.  To the extent an outstanding Option is not assumed, substituted, continued or replaced in accordance with Section 11(b), the Board or Committee in its discretion shall have the authority to provide that to the extent any Option remains unexercised and outstanding on the effective date of the Merger/Sale, such Option shall be cancelled and terminate and the Optionee shall become entitled to receive, upon consummation of the Merger/Sale and subject to Section 11(d), a lump sum cash payment in an amount equal to the product of (A) the number of Optioned Shares and (B) the excess of (x) the Fair Market Value per Share on the date of the Merger/Sale over (y) the per share exercise price in effect for such Option.  However, any such Option shall be subject to cancellation and termination, without cash payment or other consideration due the Optionee, if the Fair Market Value per Optioned Share on the date of such Merger/Sale is less than the per share exercise price in effect for such Option.

(d)Escrow or Similar Provision in a Merger/Sale.  The Board or Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Merger/Sale shall apply to any cash payment made pursuant to Section 11(b) or Section 11(c) to the same extent and in the same manner as such provisions apply to a holder of a Share.

(e)Options Following Merger/Sale.  Immediately following the consummation of a Merger/Sale, (i) all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Merger/Sale, and (ii) no further Options may be granted under the Plan.

(f)Repurchase Rights.  Any repurchase rights under the Plan are hereby terminated.

(g)Adjustments. Each Option that is assumed in connection with a Merger/Sale or otherwise continued in effect shall be appropriately adjusted, immediately after such Merger/Sale, to apply to the number and class of securities into which the Optioned Shares would have been converted in consummation of such Merger/Sale had those shares actually been outstanding at that time.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Merger/Sale, (ii) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share.  To the extent the actual holders of the Company’s Shares receive cash consideration for their Shares in consummation of the Merger/Sale, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Options and subject to the Board’s or Committee’s approval, substitute one or more shares of its own shares with a fair market value equivalent to the cash consideration paid per Share in such Merger/Sale.

(h)Performance Vesting.  If the vesting of any Option is based, in whole or in part, on performance, and such Option is assumed or otherwise continued in full force and effect in connection with a Merger/Sale, the Board or Committee shall determine how the unvested portion of the Option shall vest following the Merger/Sale, including without limitation, whether such Option shall automatically become vested at the target or maximum level of performance, whether such Option shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

(i)Board and Committee Discretion. The Board or Committee shall have the discretion, exercisable either at the time an Option is granted or at any time while such Option remains outstanding, to structure such Option so that (i) all or a portion of the shares subject to the Option shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Option shall immediately terminate) upon the occurrence of a Merger/Sale, whether or not such Option is to be assumed in the Merger/Sale or otherwise continued in effect or (ii) all or a portion of the shares subject to such Option will automatically vest on an accelerated basis should the Optionee’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Merger/Sale in which the Option is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

(j)Adjustments.  The grant of Options under the Plan shall in no way affect the right of the Company to adjust, classify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(k)Repricing.  Notwithstanding anything in the Plan to the contrary, including Section 4(b)(vii), except as provided in Section 11, neither the Board nor the Committee (or any successor board or committee) shall have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with a Merger/Sale) and to grant in substitution thereof new Options covering the same or different number of shares but with an Option price per share based on the Fair Market Value per share on the new Option grant date, or otherwise directly reduce the Option price in effect for such outstanding Options.

7.Section 19 shall be added to the Plan as follows:

19.Tax Withholding

a.

Approved 102 Options and Non-Approved 102 Options shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Option granted to a Consultant or a Controlling Shareholder or any Option granted to a Optionee who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law. The taxation of the Approved 102 Options and underling Shares shall also be subject to any tax ruling received by the Company from the Israel Tax Authority.

b.

Any tax imposed on the Optionee in respect of the Options and/or Shares, including, but not limited to, in respect of the grant of Options, and/or the exercise of Options into Shares, and/or the Transfer, waiver, or expiration of Options and/or Shares, and/or the sale of Shares (the "Tax"), shall be borne solely by the Optionees, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Optionees’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Company, an Affiliate or the Trustee (if applicable) by the Optionees. Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Optionee from the Company or an Affiliate (if applicable).

c.

The Company's or Trustee's (if applicable) obligation to deliver Shares upon exercise of an Option or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Optionee of all Taxes due by him under any Applicable Law.

d.

The Optionees shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Optionee is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Optionees’ salaries or remunerations.

e.

For avoidance of doubt it is clarified that the tax treatment of any Option granted under this Plan is not guaranteed and although Options may be granted under a certain tax route, they may become subject to a different tax route in the future.

f.

Should any provision in the Plan disqualify the Plan and/or the Options granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102 of the Ordinance, such provision shall be considered invalid either permanently or until the Israel Tax Authority provides approval of compliance with Section 102.

20.No further Options shall be granted under the Plan.

21.Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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